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                                                                    Exhibit 7.10

                                                                 March  12, 2001

Regeneron Pharmaceuticals, Inc.
777 Old Saw Mill River Road
Tarrytown, NY  10591-6707

          Re:  Lock-Up
               -------

Dear Sirs:

The undersigned, a stockholder (the "Stockholder") of Regeneron Pharmaceuticals,
                                     -----------
Inc., a New York corporation (the "Company"), understands that the Company is
                                   -------
making a public offering (the "Public Offering") of its common stock, par value
                               ---------------
$0.001 per share (the "Common Stock").  In recognition of the benefit that the
                       ------------
Public Offering will confer upon the Stockholder as a stockholder of the Company, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, subject to the terms of this Agreement, the Stockholder agrees with the Company that, from the date hereof through March 31, 2002, the Stockholder will not, without the prior written consent of the Company, directly or indirectly, (x) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any shares of the Common Stock or any securities convertible into or exchangeable or exercisable for Common Stock, whether now owned or hereafter acquired by the Stockholder or with respect to which the Stockholder has or hereafter acquires the power of disposition, or file any registration statement under the Securities Act of 1933, as amended, with respect to any of the foregoing or (y) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Common Stock, whether any such swap or transaction is to be settled by delivery of Common Stock or other securities, in cash or otherwise, (each of the foregoing collectively referred to as a "Disposition"). Notwithstanding the foregoing, between the date hereof and March 31, 2002, the Stockholder may, but is not required to, engage in any Disposition of up to 1,000,000 shares of Common Stock as follows:
(i) up to 500,000 shares of Common Stock pursuant to the Public Offering, (ii) during the period from October 1, 2001 (or the closing of the Public Offering if less than 400,000 shares are sold by the Stockholder pursuant to the Public Offering) through March 31, 2002, up to 1,000,000 shares of Common Stock less the number of shares of Common Stock disposed of by the Stockholder under (i) and (iii), if any, and (iii) up to 1,000,000 shares of Common Stock less any amounts disposed of under (i) and (ii), if any, pursuant to the exercise of "piggyback" registration rights under the Class D Convertible Preferred Stock Purchase Agreement dated as of August 31, 1990 by and among the Company and the Stockholder or the Registration Rights Agreement dated as of April 15, 1996 by and between the Company and the Stockholder (collectively the "Registration Rights Agreements"). The Company agrees that the Disposition of any shares of Common Stock pursuant to (iii)
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included in a public offering shall be included at the Stockholder's option and in the amount specified by the Stockholder (subject to the limitations contained in this Agreement), shall not be included in the underwriter's overallotment option, and shall not be reduced pursuant to any underwriter's cutback provided for in the Registration Rights Agreements to an amount equal to the lesser of
(a) 500,000 shares or (b) the maximum number of shares eligible for sale by the Stockholder pursuant to (iii). Furthermore, the Stockholder and the Company agree that if the number of shares of Common Stock included in any public offering referred to in (iii) is subsequently reduced based on market conditions after a good faith effort by the Company to sell shares in the public offering, such reduction shall be borne by both the Company and the Stockholder on a pro rata basis.

     The Company and the Stockholder acknowledge that the Company is selling 3,500,00 shares of Common Stock pursuant to the Public Offering and that the Stockholder is selling 500,000 shares of Common Stock in the Public Offering. If the Public Offering is cut back or otherwise reduced, any such cut back or reduction shall be borne by both the Company and the Stockholder on pro rata basis, provided that the first 800,000 shares sold in the Public Offering shall be shared equally (i.e. on a one-to-one basis) between the Company and the Stockholder. The Company shall be responsible for determining the price of the shares to be sold in the Public Offering.

     Notwithstanding anything in this Agreement to the contrary, this Agreement shall terminate and be of no further force and effect if the Stockholder has not sold at least 400,000 shares of Common Stock pursuant to the Public Offering by April 30, 2001 for any reason other than the Stockholder's refusal to sell its shares in a Public Offering of at least 800,000 shares of Common Stock.

          The Company and the Stockholder acknowledge and agree that shares of Common Stock sold by the Stockholder pursuant to the Public Offering are being sold pursuant to the piggyback registration rights provided for in the Registration Rights Agreements and that, without limiting the foregoing, the Stockholder shall be entitled to the benefits thereof, including, without limitation, the expense reimbursement and indemnification provisions. The Company hereby further agrees that this Agreement shall supercede the waiver letter, dated March 6, 2001, from the Stockholder to the Company in which the Stockholder waived certain rights under the Registration Rights Agreements and that such waiver letter is null and void.



     Finally, the Stockholder agrees that from the date hereof through March 31, 2002, it will not exercise any demand registration rights under the Registration Rights Agreements.
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                                    Very truly yours,

                                    AMGEN INC.



                                    By: /s/ Kathryn E. Falberg
                                        ________________________________
                                        Name: Kathryn E. Falberg
                                        Title: Senior Vice President,
                                               Finance and Corporate
                                               Development, and Chief
                                               Financial Officer


Agreed and Accepted as of the date written above:

REGENERON PHARMACEUTICALS, INC.


By: /s/ Stuart Kolinski
    ________________________________
    Name: Stuart Kolinski
    Title: Vice President and
           General Counsel